Exhibit 99.1

THE HOUSTON EXPLORATION COMPANY

Houston Exploration Names Jeffrey B. Sherrick
Senior Vice President of Corporate Development

Houston, Texas – April 13, 2005 – The Houston Exploration Company (NYSE:THX) announced today that Jeffrey B. Sherrick has been named senior vice president of corporate development, effective immediately.

In this newly created position, Sherrick will be responsible for the organization’s corporate development activity, reservoir engineering and for the assessment of new prospect areas to expand upon the company’s current operations.

Sherrick has nearly 30 years of industry experience, and prior to joining Houston Exploration he was senior vice president of production and non-regulated services at El Paso Production Company. He has also held senior-level management positions at EVP Oil & Gas, Enron Global Exploration and Production, Enron Oil & Gas International Inc., Enron Oil & Gas Company and Tenneco Oil Company. He received a bachelor’s degree in petroleum engineering from Marietta College.

The Houston Exploration Company is an independent natural gas and crude oil producer engaged in the development, exploitation, exploration and acquisition of natural gas and crude oil properties. The company’s operations are focused in South Texas, the Arkoma Basin, the Rocky Mountains and offshore in the shallow waters of the Gulf of Mexico. Additional production is located in East Texas.

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Contact:	The Houston Exploration Company Melissa Reynolds 713-830-6887 mreynolds@houstonexp.com